EdR ANNOUNCES THIRD QUARTER 2012 RESULTS - Same-Community Net Operating Income Up Nearly 9% - - Year To Date Core FFO per Share Up 15% -

MEMPHIS, TN, October 25, 2012 - EdR (NYSE:EDR), one of the nation’s largest developers, owners and managers of collegiate housing, today announced results for the quarter ended September 30, 2012.

Company Highlights

•	Core funds from operations (“Core FFO”) was $5.9 million or $0.06 per share/unit for the third quarter, compared to $2.4 million or $0.03 per share/unit in the prior year;

•	Same-community net operating income (“NOI”) for the quarter increased 8.8% on a 2.3% increase in revenues and a 0.6% reduction in operating expenses;

•	Same-community net rental rates increased 5.1% for the 2012-2013 lease term;

•	Same-community portfolio opened the 2012-2013 lease term 90.5% occupied, compared to opening 94.7% occupied the prior lease term;

•
Signed agreements with the University of Kentucky for Phase II of the multi-year, 9,000-bed, campus-housing revitalization project. Phase II includes four communities with 2,317 beds and total estimated project costs of $133.7 million. These communities are scheduled to open summer of 2014;

•	Acquired three communities with a total of 1,847 beds and an aggregate purchase price of $137.3 million;

•
Closed on the sale of two communities, NorthPointe serving University of Arizona and The Reserve on Frankford serving Texas Tech University, for a gross sales price and net cash proceeds of approximately $42.3 million;

•	The previously announced $74.8 million acquisition of two communities at Texas Tech University with a total of 866 beds is scheduled to close in the fourth quarter of 2012; and

•	Raised $180.9 million in net proceeds from a follow-on equity offering in August 2012, selling 17.3 million shares, including the exercise of the underwriters' option to purchase additional shares.

"The transformation of our portfolio of communities continues to evolve as we further work to position EdR to outperform in this growing industry,” commented Randy Churchey, EdR's president and chief executive officer. "We have sold 35% of the communities that were in our portfolio at the beginning of 2010 and since that time we have also added $468 million of acquisitions and $91 million of developments to our portfolio. In addition we announced $343 million of developments delivering in 2013 and 2014. The culmination of these transactions has reduced our median distance from campus to 0.2 miles from 1.3 miles, increased our average rental rate by 20% to $562 per bed and continues us along the path of adding well-located quality assets to our portfolio."

Net Income Attributable to Common Stockholders

Net income attributable to common stockholders for the quarter was $0.5 million, or $0.00 per diluted share, compared to a loss of $6.5 million, or $0.09 per diluted share, for the prior year. Improvements in same-community NOI, operating profits of new communities, lower interest expense and a $5.2 million gain on sale of assets in 2012 were the main drivers of the improvement in net income.

Core Funds From Operations

Core FFO for the quarter was $5.9 million, more than double the $2.4 million in the prior year. The improvement in Core FFO reflects improved operating results from our same-community portfolio, operating profits from new communities and lower interest expense. Core FFO per share/unit for the quarter was $0.06 compared to $0.03 in the prior year.

A reconciliation of funds from operations (“FFO”) and Core FFO to net income is included with the financial tables accompanying this release.

Same-Community Results

Net operating income was $7.8 million for the quarter, an increase of 8.8%, or $0.6 million, from the prior year. This growth in operating income was the result of a 1.8%, or $0.4 million, increase in net apartment rent, a 6.7%, or $0.1 million, increase in other revenue and a 0.6%, or $0.1 million, reduction in operating expenses.

The growth in net apartment rent for the quarter was driven by a 5.4% increase in net rental rates, offset by a 3.6% decline in occupancies. The 0.6% reduction in operating expenses for the quarter is the result of direct expenses being relatively flat while real estate taxes were down slightly from the prior year.

Opening Occupancy - Fall 2012

Same-community opening occupancy for the 2012-2013 lease term was 90.5% compared to 94.7% for the 2011-2012 lease term. Net rental rates for the 2012-2013 lease term increased approximately 5.1% over the prior lease term.

The Company provides a property-by-property leasing schedule in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

University of Kentucky

In December 2011, the Company was selected by the University of Kentucky (“UK”) to negotiate the potential revitalization of UK's entire campus housing portfolio and expansion of such to more than 9,000 beds within five to seven years (the "UK Campus Housing Revitalization Plan"). The UK Campus Housing Revitalization Plan is being financed through EdR's On-Campus Equity Plan - The ONE PlanSM with EdR leasing, managing and operating the communities. Construction of Phase I of the plan, a 601-bed community called New Central Residence Hall, began in the spring of 2012 and is expected to open in summer of 2013.

On October 18, 2012, the Company and UK signed documents for the second phase of the UK Campus Housing Revitalization Plan. The signings clear the way for Phase II of the project that will include four communities with 2,317 beds and a total project cost of approximately $133.7 million. Site work is scheduled to begin this fall with all four communities opening in the summer of 2014.

Investment Activity - Developments

All three company-owned 2012 development deliveries, aggregating a total investment of approximately $91.2 million, opened in August 2012. On average the new communities opened the 2012-2013 lease term 96.7% leased with average monthly rental rates of $839 per bed. Furthermore, the Johns Hopkins participating development, with a total project cost of $60.7 million, opened in August of 2012.

All five of the announced company-owned 2013 developments, aggregating a total investment of approximately $190 million are proceeding as expected.

“We are pleased with the progress of our development projects,” stated Tom Trubiana, EdR’s executive vice president and chief investment officer. “We opened four owned and participating development communities a couple of months ago, are on pace to successfully deliver five developments in 2013 and have announced over $153.5 million of anticipated development deliveries for 2014. In addition, the volume of new opportunities that are in our pipeline should allow us to maintain our pace of activity for the foreseeable future.”

Investment Activity - Acquisitions

In September 2012, the Company acquired The Province, a 728-bed community adjacent to East Carolina University in Greenville, SC. The community, which opened in 2011, is 96.2% leased for the 2012-2013 lease term with average monthly rental rates of $592 per bed. The community was purchased for approximately $50.0 million in cash.

On October 4, 2012, the Company acquired The District on 5th, a 764-bed community located within walking distance of the University of Arizona for approximately $66.4 million in cash. The community, which opened last month, is 99.8% leased for the 2012-2013 lease term with average monthly rental rates of $633 per bed.

On October 18, 2012 the Company purchased Campus Village, a 355-bed community adjacent to Michigan State University in East Lansing, MI. The community is 97.7% leased for the 2012-2013 lease term with average monthly rental rates of $639 per bed. The community was purchased for approximately $20.9 million in cash.

The Company is in the process of assuming $49.5 million of debt related to the previously announced $74.8 million acquisition of two communities, with a total of 866 beds, adjacent to Texas Tech University. The assumption process and closing of the acquisition is expected to be completed in the fourth quarter of 2012. The communities are 97.8% leased for the 2012-2013 lease term with average monthly rental rates of $738 per bed.

Capital Structure

The Company completed a follow-on equity offering in August 2012 selling 17.3 million shares, including the exercise of the underwriters' option to purchase additional shares. A portion of the approximate $180.9 million in net proceeds was used to payoff the outstanding balance on the revolving credit facility and fund recent acquisitions. The remaining proceeds are expected to be used to fund the Company's current developments, fund future acquisitions and developments and for general corporate purposes.

During the third quarter of 2012, the Company sold approximately 0.3 million shares of common stock under its ATM program. The shares were sold at a weighted average share price of $11.43, raising net proceeds of $3.2 million that were mainly used to fund current projects and reduce debt.

At September 30, 2012 the Company had cash and cash equivalents totaling $127.6 million and availability on its unsecured revolving credit facility of $175.0 million. The Company’s debt to gross assets was 24.0%, its net debt to Adjusted EBITDA was 3.5x and its interest coverage ratio was 3.7x. The Company's cash balance after taking into account the acquisitions of the District on 5th and Campus Village, which occurred after September 30th, was reduced to approximately $40.0 million. Based on current cash balances and the ability to expand its currently unused revolving credit facility, the Company has additional acquisition/development capacity of over $400.0 million.

Earnings Guidance and Outlook

Based on management’s current estimates of market conditions and future operating results, the Company reaffirms its previous guidance for full year 2012 Core FFO per share/unit of $0.46 to $0.48. Consistent with prior guidance, this outlook does not include the impact of any unannounced dispositions, acquisitions, new third-party development or management contracts, additional ONE Plan sm developments and capital transactions.

Webcast and Conference Call

EdR will host a conference call for investors and other interested parties beginning at 5:00 p.m. Eastern Time on Thursday, October 25, 2012. The call will be hosted by Randy Churchey, president and chief executive officer, and Randy Brown, executive vice president and chief financial officer.

The conference call will be accessible by telephone and the Internet. To access the call, participants in the U.S. may dial (877) 705-6003, and participants outside the U.S. may dial (201) 493-6725. Participants may also access the call via live webcast by visiting the company’s investor relations Web site at www.EdRTrust.com.

The replay of the call will be available at approximately 8:00 p.m. Eastern Time on October 25, 2012 through midnight Eastern Time on November 1, 2012. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 401013. The archive of the webcast will be available on the company’s website for a limited time.

About EdR

EdR (NYSE:EDR) is one of America’s largest owners, developers and managers of collegiate housing. EdR is a self-administered and self-managed real estate investment trust that owns or manages 65 communities in 24 states with over 36,600 beds within more than 12,000 units. For more information please visit the company's website at www.EdRTrust.com.

Contact:

Brad Cohen
ICR, LLC
203-682-8211
bcohen@icrinc.com

Randy Brown
EdR
Executive Vice President and
Chief Financial Officer
(901) 259-2500

J. Drew Koester
EdR
Senior Vice President and
Chief Accounting Officer
(901) 259-2500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EdR's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and as described in EdR's other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise.

Non-GAAP Financial Measures

Funds from Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. In October 2011, NAREIT communicated to its members that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO and prior periods should be restated to be consistent with this guidance. Accordingly, we have restated all periods presented to reflect the current guidance.

The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO is defined as FFO adjusted to include the economic impact of revenue on participating projects for which recognition is deferred for GAAP purposes. The adjustment for this revenue is calculated on the same percentage of completion method used to recognize revenue on third-party development projects. Core FFO also includes adjustments to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions and reorganization or severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income (NOI)

The Company considers NOI to be a useful measure of its collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding management fees, depreciation, amortization, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. The Company believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on the Company’s operating results. However, NOI should only be used as an alternative measure of the Company’s financial performance.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA is defined as net income or loss excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing assets; (5) gain on sale of collegiate housing assets; (6) interest expense; (7) other non-operating expense (income); (8) income tax expense (benefit); (9) non-controlling interest; and (10) applicable expenses related to discontinued operations. Management considers Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of the Company's operating performance between periods and between REITs by removing the impact of the Company's capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	September 30, 2012	December 31, 2011
	(unaudited)
Assets
Collegiate housing properties, net	$797,427	$803,519
Assets under development	181,391	56,648
Cash and cash equivalents	127,623	75,813
Restricted cash	5,995	4,826
Other assets	57,515	37,003

Total assets	$1,169,951	$977,809

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium/discount	$322,549	$358,504
Unsecured revolving credit facility	—	—
Accounts payable and accrued expenses	49,818	31,766
Deferred revenue	18,980	14,409
Total liabilities	391,347	404,679

Commitments and contingencies	—	—

Redeemable noncontrolling interests	9,066	9,776

Equity:
EdR stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 112,863,970 and 91,800,688 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively	1,129	918

Preferred shares, $0.01 par value, 50,000,000 shares authorized,
no shares issued and outstanding	—	—
Additional paid-in capital	861,389	662,657
Accumulated deficit	(98,075)	(101,708)
Total EdR stockholders’ equity	764,443	561,867
Noncontrolling interests	5,095	1,487
Total equity	769,538	563,354

Total liabilities and equity	$1,169,951	$977,809

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended September 30,
	2012	2011
Revenues:
Collegiate housing leasing revenue	$30,464	$23,431
Third-party development services	145	1,132
Third-party management services	879	846
Operating expense reimbursements	3,015	2,503
Total revenues	34,503	27,912

Operating expenses:
Collegiate housing leasing operations	19,861	15,920
Development and management services	1,493	1,466
General and administrative	1,635	1,592
Development pursuit and acquisition costs	216	108
Ground leases	1,696	1,365
Depreciation and amortization	8,757	6,376
Reimbursable operating expenses	3,015	2,503
Total operating expenses	36,673	29,330

Operating income (loss)	(2,170)	(1,418)

Nonoperating expenses:
Interest expense	3,354	4,176
Amortization of deferred financing costs	288	352
Interest income	(108)	(37)
Total nonoperating expenses	3,534	4,491

Loss before equity in earnings (losses) of unconsolidated entities, income taxes and discontinued operations	(5,704)	(5,909)

Equity in earnings (losses) of unconsolidated entities	(39)	(390)
Loss before income taxes and discontinued operations	(5,743)	(6,299)
Less: Income tax benefit	(638)	(60)
Loss from continuing operations	(5,105)	(6,239)
Income (loss) from discontinued operations	5,474	(318)
Net income (loss)	369	(6,557)

Less: Net loss attributable to the noncontrolling interests	(120)	(91)
Net income (loss) attributable to EdR common shareholders	$489	$(6,466)

Earnings per share information:
Net income (loss) attributable to EdR common stockholders per share – basic & diluted:	$—	$(0.09)

Weighted-average share of common stock outstanding – basic & diluted	103,929	73,061

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands except per share data)
(Unaudited)

	Nine months ended September 30,
	2012	2011
Revenues:
Collegiate housing leasing revenue	$94,285	$72,363
Third-party development services	490	3,481
Third-party management services	2,451	2,425
Operating expense reimbursements	7,414	6,376
Total revenues	104,640	84,645

Operating expenses:
Collegiate housing leasing operations	48,770	38,720
Development and management services	4,756	4,132
General and administrative	5,292	4,400
Development pursuit and acquisition costs	609	259
Ground leases	4,716	4,097
Depreciation and amortization	25,268	19,220
Reimbursable operating expenses	7,414	6,376
Total operating expenses	96,825	77,204

Operating income	7,815	7,441

Nonoperating expenses:
Interest expense	10,941	13,036
Amortization of deferred financing costs	911	900
Interest income	(152)	(129)
Loss on extinguishment of debt	—	351
Total nonoperating expenses	11,700	14,158

Loss before equity in earnings (losses) of unconsolidated entities, income taxes and discontinued operations	(3,885)	(6,717)

Equity in earnings (losses) of unconsolidated entities	(340)	(408)
Loss before income taxes and discontinued operations	(4,225)	(7,125)
Less: Income tax benefit	(1,117)	(278)
Loss from continuing operations	(3,108)	(6,847)
Income from discontinued operations	6,767	1,672
Net income (loss)	3,659	(5,175)

Less: Net income attributable to the noncontrolling interests	26	60
Net income (loss) attributable to EdR	$3,633	$(5,235)

Earnings per share information:
Net income (loss) attributable to EdR common stockholders per share – basic & diluted:	$0.04	$(0.07)

Weighted-average share of common stock outstanding – basic & diluted	97,259	72,040

EdR AND SUBSIDIARIES
CALCULATION OF FFO AND CORE FFO
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Net income (loss) attributable to EdR	$489	$(6,466)	$3,633	$(5,235)

Gain on sale of collegiate housing assets (1)	(5,255)	—	(5,427)	(2,388)
Real estate related depreciation and amortization	8,920	6,693	26,199	20,797
Equity portion of real estate depreciation and amortization on equity investees	53	107	178	329
Equity portion of loss on sale of student housing property on equity investees	—	256	88	256
Noncontrolling interests	(48)	(91)	137	60
FFO	$4,159	$499	$24,808	$13,819
FFO adjustments:
Loss on extinguishment of debt (1)	—	—	—	757
Acquisition costs	155	108	609	480
Straight-line adjustment for ground leases (2)	1,062	1,051	3,208	3,157
FFO adjustments	1,217	1,159	3,817	4,394

FFO on Participating Developments: (3)
Interest on loan to Participating Development	460	460	1,370	1,138
Development fees on Participating Development, net of costs and tax	20	244	91	763
FFO on Participating Developments	480	704	1,461	1,901

Core FFO	$5,856	$2,362	$30,086	$20,114

FFO per weighted average share/unit (4)	$0.04	$0.01	$0.25	$0.19

Core FFO per weighted average share/unit (4)	$0.06	$0.03	$0.31	$0.27

Weighted average shares/units (4)	104,996	74,172	98,336	73,151

Notes:
(1) All or a portion of these amounts are included in discontinued operations and are not visible on the face of our statement of operations.
(2) This represents the straight-line rent expense adjustment required by GAAP related to ground leases at three communities. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(3) FFO on participating developments represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for development fees is recognized under the same percentage of completion method of accounting used for third-party development fees. The adjustment for interest income is based on terms of the loan.

(4) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and operating partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
2012 GUIDANCE – RECONCILIATION OF FFO and CORE FFO
(Amounts in thousands, except per share data)
(Unaudited)

	Year ending December 31, 2012
	Low End	High End

Net income attributable to EdR	$1,935	$3,327

Gain on sale of collegiate housing assets	(172)	(172)
Real estate related depreciation and amortization	38,051	38,051
Equity portion of real estate depreciation and amortization on equity investees	221	221
Equity portion of loss on sale of student housing property on equity investees	88	88
Noncontrolling interests	215	370
FFO	$40,338	$41,885
FFO adjustments:
Acquisition costs	508	508
Straight-line adjustment for ground leases (1)	4,200	4,200
FFO adjustments	4,708	4,708

FFO on Participating Developments: (2)
Interest on loan to Participating Development	1,820	1,820
Development fees on Participating Development, net of costs and tax	200	700
FFO on Participating Developments	2,020	2,520

Core FFO	$47,066	$49,113

FFO per weighted average share/unit (3)	$0.39	$0.41

Core FFO per weighted average share/unit (3)	$0.46	$0.48

Weighted average shares/units (3)	102,318	102,318

Notes:
(1) This represents the straight-line rent expense adjustment required by GAAP related to ground leases at three communities. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(2) FFO on participating developments represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for development fees is recognized under the same percentage of completion method of accounting used for third-party development fees. The adjustment for interest income is based on terms of the loan.

(3) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and operating partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of the Company's GAAP operating income (loss) to NOI for three and nine months ended September 30, 2012 and 2011 (in thousands):

	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011
Operating income	$(2,170)	$(1,418)	$7,815	$7,441
Less: Third-party development services revenue	145	1,132	490	3,481
Less: Third-party management services revenue	879	846	2,451	2,425
Plus: General and administrative expenses	3,344	3,166	10,657	8,791
Plus: Ground leases	1,696	1,365	4,716	4,097
Plus: Depreciation and amortization	8,757	6,376	25,268	19,220
NOI	$10,603	$7,511	$45,515	$33,643

The following is a reconciliation of the Company's GAAP net income (loss) to Adjusted EBITDA for the trailing twelve months ended September 30, 2012 (in thousands):

	Nine months ended September 30,	Plus: Year ended December 31,	Less: Nine months ended September 30,	Trailing Twelve Months ended September 30,
	2012	2011	2011	2012
Net income (loss) attributable to common shareholders	$3,633	$(11,014)	$(5,235)	$(2,146)
Straight line adjustment for ground leases	3,208	4,208	3,157	4,259
Acquisition costs	609	741	480	870
Depreciation and amortization	25,268	27,109	19,220	33,157
Depreciation and amortization- discontinued operations	1,339	2,446	1,934	1,851
Loss on impairment of collegiate housing assets	88	7,859	—	7,947
Gain on sale of collegiate housing assets- discontinued operations	(5,427)	(2,388)	(2,388)	(5,427)
Interest expense, net	10,941	16,887	13,036	14,792
Interest expense, net- discontinued operations	—	1,431	867	564
Other nonoperating expense	759	1,348	1,122	985
Income tax benefit	(1,117)	(95)	(278)	(934)
Non-controlling interests	(25)	316	29	262
Applicable expenses (income) related to discontinued operations	51	420	486	(15)
Adjusted EBITDA	$39,327	$49,268	$32,430	$56,165